STOCK PURCHASE AGREEMENT

DATED AS OF NOVEMBER 5, 2007,

BY AND AMONG

CABLE & CO WORLDWIDE, INC.

FRANK H. SCHALLER

AND

ROBERT E. HALL, PAUL K. COWHIG III, MATTHEW A. LAMBERT

AND

SHERRIE L. SMITH

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

3.4.	Accredited Investor.	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		18

4.1.	Due Incorporation.	18
4.2.	Authority.	18
4.3.	No Conflicts.	18
4.4.	Investment Representation.	18
4.5.	SEC Reports.	19
4.6.	Investment Company.	19
4.7.	Litigation and Compliance with Laws.	19
4.8.	No Brokers.	19
4.9.	Full Disclosure.	19

ARTICLE V COVENANTS OF SHAREHOLDERS		20

5.1.	Regulatory and Other Approvals.	20
5.2.	Conduct of Business.	20
5.3.	Fulfillment of Conditions.	20
5.4.	Confidentiality.	21

ARTICLE VI COVENANTS OF PURCHASER		21

6.1.	Regulatory and Other Approvals.	22
6.2.	Fulfillment of Conditions.	22
6.3.	Confidentiality.	22
6.4.	Non-Solicitation.	23

ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER		23

7.1.	Representations and Warranties.	23
7.2.	Performance.	23
7.3.	Deliveries.	23
7.4.	Orders and Laws.	24
7.5.	Regulatory Consents and Approvals.	24
7.6.	Third Party Consents.	24
7.7.	Employment Agreement.	24
7.8.	Consulting Agreement.	25

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS		25

8.1.	Representations and Warranties.	25
8.2.	Performance.	25
8.3.	Deliveries.	25
8.4.	Orders and Laws.	25
8.5.	Regulatory Consents and Approvals.	26

8.6.	Third Party Consents.	26
8.7.	Release of Schaller.	26

ARTICLE IX POST CLOSING COVENANTS		26

9.1.	Tax Matters and Regulatory Filings.	26
9.2.	Indemnification by Schaller.	27
9.3.	Indemnification by Purchaser.	27
9.4.	Limitations on Indemnity.	28
9.5.	Indemnification Notification.	28
9.6.	Indemnification Procedure.	29

ARTICLE X SHAREHOLDERS’ REPRESENTATIVE		29

10.1.	Appointment.	29
10.2.	Reliance.	29
10.3.	Irrevocable.	29
10.4.	Indemnification.	30

ARTICLE XI TERMINATION		30

11.1.	Termination.	30
11.2.	Effect of Termination.	30

ARTICLE XII DEFINITIONS		31

12.1.	Definitions.	31

ARTICLE XIII MISCELLANEOUS		34

13.1.	Notices.	34
13.2.	Entire Agreement.	35
13.3.	Expenses.	35
13.4.	Public Announcements.	35
13.5.	Further Assurances; Post-Closing Cooperation.	35
13.6.	Waiver.	35
13.7.	Amendment.	36
13.8.	No Third Party Beneficiary.	36
13.9.	No Assignment; Binding Effect.	36
13.10.	Headings.	36
13.11.	Invalid Provisions.	36
13.12.	Governing Law.	36
13.13.	Counterparts and Execution.	37

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated the 5th day of November, 2007 by and among CABLE & CO WORLDWIDE, INC., a Delaware corporation (“Purchaser”), FRANK H. SCHALLER (“Schaller”), and ROBERT E. HALL, PAUL K. COWHIG III, MATTHEW A. LAMBERT and SHERRIE L. SMITH (the “Minority Shareholders” and together with Schaller, each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms not otherwise defined herein have the meanings set forth in Article X.

RECITALS:

WHEREAS, the Shareholders collectively own one hundred percent (100%) of the total shares of common stock (the “Shares”) of Quantum Research Services, Inc., d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (the “Company”); and

WHEREAS, the Shareholders desire to sell, transfer, convey and assign the Shares to Purchaser and Purchaser desires to purchase and acquire the Shares for the consideration and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF SHARES AND CLOSING

1.1. Purchase and Sale.At the Closing, the Shareholders agree to sell to Purchaser, and Purchaser agrees to purchase from the Shareholders, all of the right, title and interest of the Shareholders in and to the Shares on the terms and subject to the conditions set forth in this Agreement.

1.2. Purchase Price.The purchase price for the Shares shall be $2,041,976.00 (the “Purchase Price”). The Purchase Price shall be allocated among the Shareholders in accordance with their Ownership Interests.

1.3. Payment of Purchase Price.On the Closing Date, Purchaser shall pay the Purchase Price as follows:

(a) $1,020,988.00 shall be paid in cash or other immediately available funds (“Cash Portion”); and

(b) $1,020,988.00 shall be paid by Purchaser executing separate promissory notes (the “Notes”) payable to each of the Shareholders for their respective portion of such amount. The Notes shall be in the form and on the terms of the form of promissory note attached hereto as Exhibit A.

The Cash Portion shall be paid by Purchaser to the Shareholders in proportion to their respective Ownership Interests and the principal amounts of the Notes to the Shareholders shall be in proportion to their respective Ownership Interests.

1.4. Security.The Notes shall be secured by Purchaser’s pledge of the Shares on the terms set forth in the form of Pledge Agreement attached hereto as Exhibit B (the “Pledge Agreement”). At Closing, the parties will execute the Pledge Agreement, and Purchaser will deliver the Stock Certificate evidencing the Shares and executed stock powers will be delivered by Purchaser to Seller.

1.5. Closing.The Closing will take place at the offices of Robinson & Cole LLP, 695 East Main Street, Stamford, Connecticut 06904, or at such other place as the parties mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will: (a) pay the Cash Portion of the Purchase Price by wire transfer of immediately available funds to such account(s) as the Shareholders may reasonably direct by written notice delivered to Purchaser at least two (2) business days before the Closing Date, and (b) issue the Notes to the respective Shareholder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SCHALLER

As an inducement to Purchaser to enter into and perform this Agreement, and in consideration of the covenants and agreements of Purchaser contained herein, including, without limitation, Purchaser, upon its Knowledge of same, providing notice to Schaller of any material breach of the representations or warranties of Schaller in Article II of this Agreement, Schaller represents and warrants (which warranties and representations shall survive the Closing according to the terms of this Agreement regardless of any examination, inspections, audits and other investigations that Purchaser has heretofore made or may hereafter make, with respect to such warranties and representations or otherwise), to Purchaser as follows:

2.1. Due Incorporation and Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado and has the corporate power and lawful authority to (i) own its properties and to transact the business in which it is currently engaged and (ii) approve this Agreement and to perform its obligations contemplated hereby. Except as disclosed on Schedule 2.1(a) of the Disclosure Schedule, the Company is duly qualified to do business and is in good standing as a corporation in each jurisdiction where the Company owns or leases real property and where the nature of its business requires it to be so qualified, except for jurisdictions where the failure to be so qualified has not had and could not reasonably be expected to have a material adverse effect on the business, assets and financial condition of the Company.

(b) Schaller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement, document or instrument required to be executed and delivered by Schaller in connection with this Agreement or at the Closing (the “Ancillary Documents”). This Agreement and any Ancillary Documents are binding upon, and enforceable against, Schaller in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally and by general principles of equity (whether in a proceeding at Law or in equity).

2.2. No Conflicts.Except as set forth in Section 2.2 of the Disclosure Schedule, to the Knowledge of Schaller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Company and by Schaller with any of the provisions hereof, will:

(a) violate, or conflict with, or result in a material breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or the Shares, under any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Company, or any note, bond, mortgage, indenture, deed of trust, license agreement, lease or other agreement, instrument or obligation to which the Company or Schaller is a party, or by which the Company or the Company’s properties or assets or Schaller may be bound or affected;

(b) require the consent or approval of, or the making of any filing with, any third Person, including any Governmental or Regulatory Authority; or

(c) violate any Law or Order applicable to the Company or Schaller or any of the properties or assets of the Company.

2.3. Capitalization; Ownership of Shares.

(a) The Company has, and on the Closing Date will have, total authorized share capital of 600,000 shares of common stock, no par value. Immediately prior to the purchase of the Shares by Purchaser pursuant to this Agreement, 3,480 shares of common stock, no par value will be issued and outstanding, and there will be no options, warrants and securities convertible into any capital stock.

(b) The Shares are validly issued, fully paid and nonassessable and except as disclosed in Section 2.3 of the Disclosure Schedule, are not subject to any preemptive rights, and there are no voting trust agreements, shareholders’ agreements, proxies, restraints on transfer or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the Shares.

(c) Except as disclosed in Section 2.3 of the Disclosure Schedule, Schaller owns his Shares free and clear of any Liens, pledges, restrictions, contractual obligations, charges, encumbrances or restraints on transfer and Purchaser will acquire good and marketable title to such Shares free and clear of all Liens. Schaller is the sole record and beneficial owner of his Shares. Upon endorsement by Schaller of the certificates representing his Shares and delivery thereof to Purchaser at Closing, Schaller’s Shares, and good and marketable title thereto, will have been duly transferred to Purchaser, free and clear of any Liens, pledges, restrictions, contractual obligations, charge, encumbrance or restraint on transfer whatsoever, and Purchaser will be the sole record and beneficial owner of his Shares, subject only to the security interest in the Shares granted by Purchaser to the Shareholders.

(d) Except as disclosed in Section 2.3 of the Disclosure Schedule, there are no outstanding options, rights to purchase, warrants, rights, privileges or other arrangements, preemptive, contractual or otherwise, to acquire or to compel the sale of any shares of capital stock or other securities of, or equity interests in the Company.

2.4. Financial Statements.The Financial Statements attached hereto as Exhibit C: (a) were prepared in accordance with the books and records of the Company; (b) present fairly the financial position and results of operations of the Company at the dates and for the periods indicated therein; and (c) have been prepared in accordance with GAAP, applied on a consistent basis.

2.5. Undisclosed Liabilities.On the Balance Sheet Date, the Company did not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), which were not fully disclosed, reflected or reserved against in the Balance Sheet or the notes thereto, except as disclosed in Section 2.5 of the Disclosure Schedule. Except for current liabilities or obligations which have been incurred since the Balance Sheet Date in the ordinary course of business, since the Balance Sheet Date, the Company has not incurred any debt, liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company or of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP.

2.6. Title and Condition.

(a) The Company has good and marketable title to all assets and properties reflected on the Balance Sheet and all assets and properties acquired since the Balance Sheet Date, free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, and (ii) sales and dispositions since the Balance Sheet Date in the ordinary course of business.

(b) All of the buildings, fixtures, leasehold improvements and other improvements, machinery, equipment, tools and other tangible personal property constituting part of the Company’s assets and property are in operating condition and repair, wear and tear excepted, and to the Knowledge of Schaller, are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of the Company’s business.

2.7. Litigation and Compliance with Laws.There is no action at Law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any Governmental or Regulatory Authority, pending or, to Schaller’s Knowledge, threatened against or affecting Schaller, the Minority Shareholders, the Company or the Company’s operations, business or affairs, or any of Schaller’s, the Minority Shareholders’, or the Company’s assets or any material portion of Schaller’s, the Minority Shareholders’, or the Company’s right to own his, their or its respective assets and properties or operate its business, the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Company; and Schaller has no Knowledge of any state of facts or contemplated events which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation. Neither Schaller nor the Company is subject to any Order nor, to Schaller’s Knowledge, are any of the Minority Shareholders subject to any Order. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Schaller, threatened, by or against the Company or any of the Shareholders with respect to this Agreement, the Shares or in connection with the transactions contemplated hereby and Schaller has no Knowledge of a valid basis for any such claim, action, suit, proceeding or investigation.

2.8. Insurance. Section 2.8 of the Disclosure Schedule sets forth and describes all policies of insurance which are owned or held by the Company and all of such policies of insurance are in full force and effect in accordance with their terms. To the Knowledge of Schaller, the Company has not been refused any insurance with respect to any of its assets, properties or business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried.

2.9. Contracts.  Section 2.9(a) of the Disclosure Schedule contains a true and complete list of all Material Contracts or other commitments to which the Company is a party or is bound, including, but not limited to, purchase and sale or other commitments, distributorship, franchise or similar agreements, patent or trademark license agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), equipment leases, employment agreements (including, but not limited to, agreements entered into by employees of the Company relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements and union or collective bargaining agreements, guarantees, loan agreements, mortgages, indentures, security agreements, pledge agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements, supply or requirements contracts. “Material Contracts” means all Contracts entered into in the ordinary course of business other than those which either: (a) have a term of one (1) year or less and involve an aggregate consideration over the remaining term of less than $5,000.00; or (b) may be terminated by the Company by not more than sixty (60) days’ prior notice without penalty.

(b) Section 2.9(b) of the Disclosure Schedule contains a true and complete list of all contracts or other commitments to which Schaller, and to Schaller’s Knowledge, any of the Minority Shareholders, is a party to or is bound by relating to the Company or to Schaller’s and/or any of the Minority Shareholders’ capacity as an owner of the Shares, including, but not limited to, purchase and sale or other commitments, stockholders agreements, warrants, option contracts, proxies, employment agreements (including, but not limited to, agreements entered into by employees of the Company relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements, guarantees, loan agreements, mortgages, indentures, security agreements, pledge agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements, supply or requirements contracts.

(c) To the Knowledge of Schaller, all Material Contracts (whether oral or written) to which the Company is a party, or under which the Company may be obligated, or to which the Company or any of its respective rights, properties or assets may be subject or bound, are valid, binding and enforceable against the other Person thereto in accordance with their terms.

(d) To the Knowledge of Schaller, neither the Company, nor any other Person is in breach of, or default under, any Contract to which the Company is a party; and no event or action has occurred, is pending, or is threatened, which after the giving of notice, or the lapse of time, or otherwise, would constitute or result in a breach or default by the Company, or any other Person under any Contract to which the Company is a party.

2.10. Intellectual Property.  Section 2.10 of the Disclosure Schedule contains a true and complete list and brief description of all registered patents and copyrights, and all pending applications therefor, and all trademarks, trade names, and service marks (whether or not such trademarks, trade names, and service marks are registered), owned by the Company, or in which the Company has any interest, together with copies of all licenses, assignments and agreements relating thereto.

(b) Other than as set forth in Section 2.10 of the Disclosure Schedule, no other patents, trademarks, trade names, service marks or copyrights are necessary for the conduct of the business of the Company as presently operated.

(c) To the Knowledge of Schaller, there is not now and has not been during the past three (3) years any infringement, misuse or misappropriation by the Company of any valid patent, trademark, trade name, service mark, copyright or trade secret which relates to the business of the Company and which is owned by any third party, and there is not now any existing or threatened claim against the Company of infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by any third party.

(d) There is no pending or, to the Knowledge of Schaller, threatened claim by the Company against a third party for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by the Company.

(e) Neither Schaller nor, to the Knowledge of Schaller, any Affiliate, officer or director of the Company owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, service mark, trade name, brand name or copyright or application therefor: (i) which the Company is presently using; (ii) the use of which is necessary for the business of the Company; or (iii) which pertains to the business in which the Company is engaged.

2.11. Tax Matters.

(a) For purposes of this Agreement, “Company Taxes” means all income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, licenses, withholding, payroll, employment, excise, severance, stamps, occupation, premium, property, windfall profits or other taxes or customs duties, or any interest, any penalties, additions to tax or additional amounts assessed or similarly charged by any taxing authority (domestic or foreign) upon the Company.

(b) Other than as set forth in Section 2.11 of the Disclosure Schedule, the Company has timely filed true, correct and complete Tax Returns (including, but not limited to, Tax Returns with respect to employee tax withholding and social security and unemployment taxes) required to be filed with respect to the Company for any period ending on or prior to the Closing Date (taking into account any extension of time to file granted to or obtained on behalf of the Company), and all such Tax Returns were prepared in accordance with applicable Laws. All Company Taxes, shown to be due and payable in respect of such Tax Returns have been or will be paid, and there is no liability, contingent or otherwise, for any Company Taxes due in connection with any such Tax Return.

2.12. No Brokers.  There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company or the Schaller.

2.13. Affiliated Entities. Section 2.13 of the Disclosure Schedule sets forth the name and percentage of ownership, if any, by the Company of each Affiliate of the Company.

2.14. Powers of Attorney.  There is not in existence any power of attorney given by the Company which remains in force.

2.15. Certificate of Incorporation and By-laws.  The copies of the certificate of incorporation and by-laws of the Company provided by the Company or the Shareholders to Purchaser are true and up-to-date copies incorporating all amendments thereto.

2.16. Customers and Suppliers.

(a) Section 2.16(a) of the Disclosure Schedule sets forth a true and complete list of the top twenty customers of the Company (based on the revenue from each such customer during the 12-month period ended June 30, 2007).

(b) Section 2.16(b) of the Disclosure Schedule sets forth a true and complete list of the top twenty suppliers of the Company (based on amounts paid or payable by the Company to each such supplier during the 12-month period ended June 30, 2007).

(c) As of the date of this Agreement, none of the customers listed in Section 2.16(a) of the Disclosure Schedule and none of the suppliers listed in Section 2.16(b) of the Disclosure Schedule, (i) has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or (ii) has, to the Knowledge of Schaller, threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or to reduce substantially its purchase from or sale to the Company of any products, equipment, goods or services, and to Schaller’s knowledge there is no reasonable basis for any of the matters set forth in (i) or (ii) of this sentence to occur, it being acknowledged by Purchaser that unsatisfied customers and suppliers typically do not provide advance notice to a company regarding their intent to terminate or modify their business relationship with such company.

(d) To the Knowledge of Schaller, no customer or supplier of the Company, per contract or otherwise, has the express right to solicit or hire Company employees.

2.17. Labor Matters; Officers, Managers and Employees.

(a) The Company is not a party to or otherwise bound by any labor or collective bargaining agreement, and there exist no labor or collective bargaining agreements that pertain to its employees. No labor organization or group of employees of the Company have made a pending demand for recognition, and, within the preceding six years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental or Regulatory Authority. Within the preceding six years, there have been no organized activities involving the Company pending or, threatened by any labor organization or group of employees of the Company.

(b) There are no pending or, to the Knowledge of Schaller, threatened investigations of, or relating to, the Company by any Governmental or Regulatory Authority responsible for the enforcement of labor or employment Laws.

(c) Other than as disclosed on Section 2.17(c)1 of the Disclosure Schedule, there have never been any arbitrations, grievances, unfair labor practice charges or complaints or other labor disputes pending or involving the Company or threatened against the Company, and, to the Knowledge of Schaller, there are no facts or circumstances which could form the basis for any of the foregoing.

(d) Except as disclosed on Section 2.17(d) of the Disclosure Schedule, the Company is in material compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and other taxes. There are no actions against the Company pending or, to the Knowledge of Schaller, threatened to be brought or filed with any Governmental or Regulatory Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or services by Company of any individual, including but not limited to the Civil Rights laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, WARN, and Family and Medical Leave Act.

(e) Section 2.17(e) of the Disclosure Schedule contains a correct and complete list of all of the employees of the Company, including the date and location of employment, current title, rate of compensation, and compensation and other benefits accrued as of the date of the Balance Sheet Date.

2.18. ERISA.

(a) To the Knowledge of Schaller, Section 2.18 of the Disclosure Schedule sets forth a true and complete list of: (i) each “employee pension benefit plan” as defined in Section 3(2) of ERISA; (ii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA; and (iii) each bonus or other incentive compensation, or equity-related award, deferred compensation, profit-sharing, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other material fringe benefit plan, program, agreement or arrangement, in each case which is maintained or contributed to by the Company or any ERISA affiliate for the benefit of any current or former employee or manager of the Company (and any eligible dependent and beneficiary thereof) (collectively, the “Benefit Plans”). With respect to each Benefit Plan, true, correct and complete copies of the following documents (if applicable), have been made available to Purchaser or its counsel as a part of the Company Records: (i) the most recent plan document constituting the Benefit Plan and all amendments thereto, and any related trust documents; (ii) the most recent summary plan description and all related summaries of material modifications, if any; (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service for the past three (3) fiscal years, if any; (iv) the financial statements and actuarial valuations for the past three (3) fiscal years (including Financial Accounting Standards Board report nos. 87, 106 and 112), if any; (v) the most recent Internal Revenue Service determination letter; and (vi) a description of any non-written Benefit Plan.

(b) To the Knowledge of Schaller, (i) the Company has performed and complied in all material respects with all of its respective obligations under or with respect to the Benefit Plans, and each Benefit Plan complies and has been administered and operated in compliance in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the Code and ERISA; (ii) all amendments and actions required to bring each of the Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the date hereof; (iii) no individual who has performed services for the Company has been improperly excluded from participation in any Benefit Plan; (iv) there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the Internal Revenue Service or the United States Department of Labor with respect to any Benefit Plan; and (v) there is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notice regarding the Benefit Plans with the Secretary of Labor and the Secretary of Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans.

(c) To the Knowledge of Schaller: (i) none of the Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any of its ERISA affiliates have maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan” at any time in the past six years; (ii) none of the Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA affiliates have ever had any obligation to or liability for (contingent or otherwise) with respect to any such Benefit Plan; (iii) each Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, has so qualified and has received a favorable determination letter from the Internal Revenue Service and nothing has occurred with respect to such Benefit Plan since the date of such determination letter which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code; (iv) there is no pending or threatened Action relating to the Benefit Plans, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary of any Benefit Plan with respect to the administration or operation of such Benefit Plan, other than routine claims for benefits, and there are no facts or circumstances which could form the basis for any such Action; (v) neither the Company, nor any “party in interest” or “disqualified person” with respect to any Benefit Plan, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan that could result in a material tax or penalty; and (vi) no Benefit Plan or any fiduciary of any such Benefit Plan has (A) engaged in any transaction prohibited by ERISA or the Code, (B) breached any fiduciary duty owed by it with respect to the plans, or (C) engaged in any transaction as a result of which the Company would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a tax imposed pursuant to Sections 4975 through 4980 of the Code.

(d) To the Knowledge of Schaller, (i) all contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Benefit Plan have been made within the time periods prescribed by applicable Law or by the terms of such Benefit Plan or any agreement relating thereto to the respective Benefit Plan, and (ii) all contributions, Liabilities or expenses of any Benefit Plan (including workers’ compensation) for any period ending on or before the date hereof which are not yet due will have been paid or accrued on the Financial Statements.

(e) To the Knowledge of Schaller, (i) except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state law, the Company does not have any obligations for retiree health or retiree life benefits (whether or not insured) to any current or former employee or manager after his or her termination of employment or service with the Company, and (ii) all group health plans of the Company have been operated in compliance in all material respects with the applicable requirements of COBRA.

(f) To the Knowledge of Schaller, the consummation of this Agreement and the Ancillary Documents will not, either alone or in combination with any other event: (except as specifically provided therein): (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or manager of the Company; (ii) increase any benefits payable under any Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, the Company has not announced any type of plan or binding commitment to create any additional Benefit Plan, to enter into any agreement with any current or former employee or manager, or to amend or modify any existing Benefit Plan or agreement with any current or former employee or manager.

(g) To the knowledge of Schaller (which such knowledge shall include, without limitation, any claims or obligations brought or owed pursuant to a Benefit Plan prior to the Closing Date), each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) (each a “NQDC Plan”), if any, either (i) has been operated in full compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and the proposed regulations at 70 Fed. Reg. 57930 (October 4, 2005).

2.19. Environmental Compliance.   Except as disclosed on Section 2.19 of the Disclosure Schedule:

(a) the use of the real property leased or formerly leased by the Company, the occupancy and operation thereof by the Company and the conduct of operations and other activities at such locations by the Company are, to the Knowledge of Schaller, in compliance in all material respects with all applicable environmental Laws;

(b) to the Knowledge of Schaller, the Company holds and is in material compliance with all authorizations required by any Governmental or Regulatory Authority under environmental Laws applicable to the conduct of the business of the Company as presently conducted;

(c) the Company has not received any written notice of any action by any Person or Governmental or Regulatory Authority alleging a violation of or liability under any environmental Law arising from the lease, operation or occupation of any real property by the Company, or any real property previously leased or operated by the Company, or the conduct of operations and other activities at such locations by the Company or any of its predecessors;

(d) to the Knowledge of Schaller, there has been no release of any hazardous substance in, on, under or emanating from any real property leased, occupied or operated by the Company, or in, on, under or emanating from any real property previously leased, occupied or operated by the Company, that is in violation of or is reasonably likely to lead to any liability arising under any environmental Law; and

(e) to the Knowledge of Schaller, the Company has not transported or arranged for the treatment, storage or disposal of any hazardous substances to any off-site location that has resulted in liability or is reasonably likely to lead to any liability to the Company under applicable environmental Laws.

2.20. Accredited Investor.   Schaller is a sophisticated purchaser and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks regarding Purchaser and Purchaser’s issuance of the Notes contemplated hereunder, and each Minority Shareholder has relied on Schaller’s investigation, review and analysis regarding Purchaser and Purchaser’s issuance of the Notes. Schaller is not relying on any statement, representation or warranty, oral or written, express or implied, made by Purchaser or Purchaser’s affiliates or representatives, except as expressly set forth in this Agreement, the Ancillary Documents and filings made by the Company with the SEC and any applicable Governmental Authorities. Schaller has no knowledge or reason to believe that any of the representations or warranties made by Purchaser as of the date hereof are untrue, incomplete or inaccurate.

2.21. Full Disclosure.   This Agreement, the Financial Statements, the Disclosure Schedule, and all other certificates, documents and instruments furnished by the Company or any of its shareholders, directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, are true and complete in all material respects, and neither this Agreement, the Financial Statements, the Disclosure Schedule, nor any other certificate, document or instrument furnished by the Company or any of its shareholders, directors, officers or employees in connection with this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements included herein or therein not misleading in light of the circumstances under which they were made.

2.22. Minority Shareholders’ Representations and Warranties.

Schaller has no Knowledge that any of the representations or warranties of the Minority Shareholders set forth herein or in any other document, schedule, agreement or certificate relating to the transactions contemplated hereby is incorrect or incomplete in any material respect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
MINORITY SHAREHOLDERS

As an inducement to Purchaser to enter into and perform this Agreement, and in consideration of the covenants and agreements of Purchaser contained herein, each Minority Shareholder represents and warrants to Purchaser as follows.

3.1. Authority.   Such Shareholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Document to be executed and delivered by such Shareholder in connection with this Agreement or at the Closing. This Agreement and any such Ancillary Documents executed by such Shareholder are binding upon, and enforceable against such Shareholder in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally and by general principles of equity (whether in a proceeding at Law or in equity).

3.2. No Conflicts.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by such Shareholders with any of the provisions hereof, will:

(a) violate, or conflict with, or result in a material breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of such Shareholder or such Shareholder’s Shares, under any of the terms, conditions or provisions of the certificate of incorporation or by-laws of the Company, or any note, bond, mortgage, indenture, deed of trust, license agreement, lease or other agreement, instrument or obligation to which such Shareholder is a party, or by which the properties or assets of such Shareholder may be bound or affected;

(b) except as set forth in Section 3.2 of the Disclosure Schedule, require the consent or approval of, or the making of any filing with, any third Person, including any Governmental or Regulatory Authority; or

(c) violate any Law or Order applicable to such Shareholder or any of the properties or assets of such Shareholder.

3.3. Capitalization; Ownership of Shares.

(a) Such Shareholder’s Shares are validly issued, fully paid and nonassessable and except as disclosed in Section 3.3 of the Disclosure Schedule, are not subject to any preemptive rights, and there are no voting trust agreements, shareholders’ agreements, proxies, restraints on transfer or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to such Shares.

(b) Except as disclosed in Section 3.3 of the Disclosure Schedule, such Shareholder owns his or her Shares free and clear of any Liens, pledges, restrictions, contractual obligations, charges, encumbrances or restraints on transfer and Purchaser will acquire good and marketable title to his or her Shares free and clear of all Liens, and Purchaser will be the sole record and beneficial owner of each of the Minority Shareholders’ Shares, subject only to the security interest in the Shares granted by Purchaser to the Minority Shareholders under the Pledge Agreement.

3.4. Accredited Investor.   Each Shareholder acknowledges that Schaller is a sophisticated purchaser and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks regarding Purchaser and Purchaser’s issuance of the Notes contemplated hereunder, and each Minority Shareholder has relied on his or own, along with Schaller’s, investigation, review and analysis regarding Purchaser and Purchaser’s issuance of the Notes. The Shareholders are not relying on any statement, representation or warranty, oral or written, express or implied, made by Purchaser or Purchaser's affiliates or representatives, except as expressly set forth in this Agreement, the Ancillary Documents and filings made by the Company with the SEC and any applicable Governmental Authorities. The Shareholders have no knowledge or reason to believe that any of the representations or warranties made by Purchaser as of the date hereof are untrue, incomplete or inaccurate.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Shareholders to enter into and perform their obligations under this Agreement, and in consideration of the covenants of the Shareholders contained herein, Purchaser warrants and represents to and covenants to the Shareholders as follows:

4.1. Due Incorporation.   Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has the corporate power and lawful authority to own its properties and to transact its business as now conducted. This Agreement is binding upon, and enforceable against, Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws affecting creditors rights generally and by general principles of equity (whether in a proceeding at Law or in equity).

4.2. Authority.   Purchaser has taken all requisite corporate action to approve this Agreement and consummation of the transactions contemplated hereby.

4.3. No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will:

(a) violate, or conflict with, or result in a material breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Affiliates, under any of the terms, conditions or provisions of the charter documents of Purchaser or any of its Affiliates, or any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other agreement, instrument or obligation to which Purchaser or any of its Affiliates is a party, or by which Purchaser or its properties or assets may be bound or affected;

(b) except as set forth in Section 4.3 of the Disclosure Schedule, require the consent or approval of, or the making of any filing with, any third Person, including any Governmental or Regulatory Authority; or

(c) violate any Law or Order applicable to Purchaser or any of the properties or assets of Purchaser.

4.4. Investment Representation.   Purchaser is acquiring the Shares from the Shareholders for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

4.5. SEC Reports.   Purchaser has timely filed and will timely file all forms, reports and documents required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC”). All such required forms, reports and documents (including those that by Purchaser may file subsequent to the date hereof) are referred to herein as the “Purchaser SEC Reports”). As of their respective dates, Purchaser SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6. Investment Company.   Purchaser is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.7 Financial Statements.   Upon completion of its financial statements, but in any event at least five (5) days prior to Closing, Purchaser shall deliver to the Shareholders copies of its financial statements that: (a) were prepared in accordance with the books and records of Purchaser; (b) present fairly the financial position and results of operations of Purchaser at the dates and for the periods indicated therein; and (c) have been prepared in accordance with GAAP, applied on a consistent basis.

4.7. Litigation and Compliance with Laws.   There is no action at Law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any Governmental or Regulatory Authority, pending or, to the Knowledge of Purchaser, threatened against or affecting the Purchaser or any of its Affiliates or the operations, business or affairs of Purchaser or any of its Affiliates, or any of their assets or any right of the Purchaser or any of its Affiliates to own their respective assets and properties or operate their businesses, the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of Purchaser or any of its Affiliates; and the Purchaser has no Knowledge of any state of facts or contemplated events which may reasonably be expected to give rise to any such claim, action, suit, proceeding, complaint or investigation. Purchaser is not subject to any Order. There are no claims, actions, suits, proceedings or investigations pending or threatened, by or against Purchaser or any of its Affiliates with respect to this Agreement, the Shares or in connection with the transactions contemplated hereby, and Purchaser has no Knowledge of a valid basis for any such claim, action, suit, proceeding or investigation.

4.8. No Brokers.   There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or Purchaser based on any arrangement or agreement made by or on behalf of Purchaser.

4.9. Full Disclosure.   This Agreement and the financial statements delivered by Purchaser to the Shareholders and all other certificates, documents and instruments furnished by Purchaser or any of its shareholders, directors, officers, employees or Affiliates in connection with this Agreement, or any other transaction contemplated by this Agreement, are true and complete in all material respects, and neither this Agreement, such financial statements, nor any other certificate, document or instrument furnished by Purchaser or any of its shareholders, directors, officers, employees or Affiliates in connection with this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements included herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V
COVENANTS OF SHAREHOLDERS

The Shareholders covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, the Shareholders will comply with all covenants and provisions of this Article V, except to the extent Purchaser may otherwise consent in writing.

5.1. Regulatory and Other Approvals.   The Shareholders will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts to, as promptly as practicable, obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Shareholders to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. The Shareholders will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law or confidentiality obligations with respect thereto, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement. In using commercially reasonable efforts under this Agreement, neither the Shareholders nor the Company shall be required to make any material payments to any Governmental or Regulatory Authorities or to any other Person.

5.2. Conduct of Business.   The Shareholders will not take any action to cause the Company not to conduct business in the ordinary course. The Company will not pay any disbursements, dividends or make any distributions or bonus issues on its shares, nor change the compensation payable to the employees, except in the ordinary course of business. Prior to Closing, the Company will continue to engage principally in the business now conducted by the Company. Prior to Closing, the Shareholders will ensure that the Company will keep in full force and effect its corporate existence. Prior to Closing, the Company will maintain all properties necessary in the conduct of its business in working order and condition, ordinary wear and tear and casualty excepted.

5.3. Fulfillment of Conditions.   The Shareholders will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith and use all commercially reasonable efforts to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition consistent with past practice.

5.4. Confidentiality.   In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated by this Agreement, the Shareholders will have access to Confidential Information of Purchaser. The Shareholders hereby acknowledge and agree that they: (i) shall treat and hold as confidential any Confidential Information of Purchaser with at least the same degree of care as they normally exercise to protect their own Confidential Information but in no event shall such degree of care be less than a reasonable standard of care; (ii) shall not disclose, copy reproduce or use any such Confidential Information except in connection with this Agreement; (iii) shall restrict disclosure of such Confidential Information to the Shareholders’ Representatives with a need to know, provided the Shareholders makes their Representatives aware of the confidential nature of the Confidential Information and direct them not to disclosure to any other person the content of the Confidential Information, and the Shareholders shall be responsible for any breach of this Section 5.4 by their Representatives; and (iv) if this Agreement is terminated for any reason whatsoever, shall return to Purchaser all tangible embodiments (and all copies) thereof which are in their possession. If Shareholders or their Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legal or regulatory process) to disclose any Confidential Information, or that Confidential Information has been made available to Shareholders or that Shareholders are discussing or negotiating a transaction with Purchaser, or any of the terms, conditions or facts with respect to the transaction, Shareholders shall provide Purchaser with prompt written notice of such request or requirement so that Purchaser may seek an appropriate protective order or waive Shareholder’s compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Shareholders or their Representatives are, in the opinion of their counsel, compelled to disclose Confidential Information they may disclose that portion of the Confidential Information which such counsel advises that Shareholders or their Representatives are legally compelled to disclose. Purchaser's Right to Inspect. Prior to the date of this Agreement, the Company and the Shareholders have given Purchaser and its representatives and, provided Purchaser is not in default hereunder, they will continue through the Closing Date to give Purchaser and its representatives access to all of the Company's books, records, contracts, insurance policies and all documents related to its business (the “Company Records”). Purchaser acknowledges that Shareholders have made no representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Company Records or any other information relating to the Company furnished by or on behalf of Shareholders or to be furnished to Purchaser or its representatives, except to the extent expressly set forth in this Agreement.

ARTICLE VI
COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Shareholders that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article VI, except to the extent the Shareholders may otherwise consent in writing.

6.1. Regulatory and Other Approvals.   Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to the Shareholders and the Company in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Shareholders or the Company to consummate the transactions contemplated hereby. Purchaser will provide prompt written notification to the Shareholders when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Shareholders in writing of any communications (and, unless precluded by Law or confidentiality obligations with respect thereto, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

6.2. Fulfillment of Conditions.   Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith and use all commercially reasonable efforts to satisfy each condition to the obligations of the Shareholders contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

6.3. Confidentiality.   In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated by this Agreement, Purchaser will have access to Confidential Information of the Company. Purchaser hereby acknowledges and agrees that it: (i) shall treat and hold as confidential any Confidential Information of the Company with at least the same degree of care as it normally exercises to protect its own Confidential Information but in no event shall such degree of care be less than a reasonable standard of care; (ii) shall not disclose, copy reproduce or use any such Confidential Information except in connection with this Agreement; (iii) shall restrict disclosure of such Confidential Information to Purchaser’s Representatives with a need to know, provided Purchaser makes its Representatives aware of the confidential nature of the Confidential Information and directs them not to disclosure to any other person the content of the Confidential Information, and Purchaser shall be responsible for any breach of this Section 6.3 by its Representatives; and (iv) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. If Purchaser or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other legal or regulatory process) to disclose any Confidential Information, or that Confidential Information has been made available to Purchaser or that Purchaser is discussing or negotiating a transaction with Shareholders, or any of the terms, conditions or facts with respect to the transaction, Purchaser shall provide Shareholders with prompt written notice of such request or requirement so that Shareholders may seek an appropriate protective order or waive Purchaser’s compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Purchaser or its Representatives are, in the opinion of their counsel, compelled to disclose Confidential Information they may disclose that portion of the Confidential Information which such counsel advises that Purchaser or its Representatives are legally compelled to disclose. Notwithstanding anything set forth herein to the contrary, Purchaser may disclose any information that it believes in good faith is required to be disclosed to comply with applicable Laws provided Purchaser shall simultaneously notify the Company of any such disclosure.

6.4. Non-Solicitation.   In the event that this Agreement is terminated pursuant to Section 11.1(a), then for a period of two years after the date of termination, Purchaser will not intentionally, directly or indirectly or through any Affiliate, (a) solicit any of the customers of the Company for any services which compete with the Company’s Business unless the Purchaser had a customer relationship with a customer as of the earlier of the date of the disclosure of such customer to Purchaser or the date of this Agreement, or (b) hire any person who is as at any time between September 1, 2007 and the date of termination of this Agreement an employee of the Company, or directly or indirectly solicit or negotiate in any manner with any such person for the purpose of enticing such employee away from or out of the employment of the Company. Nothing contained in this paragraph shall be deemed to permit Purchaser or its representatives to use any Confidential Information for any purpose other than for the sole purpose of performing its due diligence in conjunction with the transactions contemplated by this Agreement. The terms of this Section will survive any termination of this Agreement.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

7.1. Representations and Warranties.   The representations and warranties made by the Shareholders in this Agreement taken as a whole, shall be true and correct in all material respects, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

7.2. Performance.   The Shareholders shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Shareholders at or before the Closing or will hinder or impede the consummation of the transactions contemplated by this Agreement.

7.3. Deliveries.   The Shareholders shall have delivered, or shall have caused to be delivered, to Purchaser, all in form and substance reasonably satisfactory to Purchaser, the following:

(a) duly executed transfers for all of the Shares in favor of Purchaser and/or its nominees together with the relevant certificate(s) representing all of the Shares;

(b) written resignations, effective on the Closing Date, of those officers and directors of the Company that Purchaser shall have requested not less than ten (10) days’ prior to the Closing (the intent of this provision is the resignation of so-called statutory officers and members of the board of directors of Seller, and not director-level employees, and further nothing set forth herein shall be deemed to terminate the employment of officers and directors who are also employees, such employment to continue on an at-will basis in the absence of an agreement to the contrary);

(c) the certificate of incorporation, by-laws, minute books, share register, common seal, share certificates and all books and records of the Company including, without limitation all cancelled and un-issued share certificates and signed minutes of the Company;

(d) without limiting Section 7.3(c) above, all corporate and other records of the Company, including but not limited to, books of account, leases and contracts, Tax Returns, reports and relevant workpapers, financial records and personnel records;

(e) an opinion of counsel of the Company and the Shareholders, dated as of the Closing Date, as to the matters described in Exhibit F;

(f) certified copies of minutes or unanimous written consents of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated under this Agreement, revoking all existing banking mandates of the Company and substituting therefor such banking mandates as Purchaser shall direct;

(g) a certificate of good standing for the Company from the State of Wyoming; and

(h) such other documents required to be delivered by the Shareholders hereunder or as Purchaser or its counsel may reasonably request to carry out the purposes of this Agreement.

7.4. Orders and Laws.   There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.5. Regulatory Consents and Approvals.   All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and the Shareholders to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

7.6. Third Party Consents.   The consents (or in lieu thereof waivers) listed in Section 2.2 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.7. Employment Agreement.   Schaller and the Company shall have entered into the Employment Agreement in the form attached hereto as Exhibit  D.

7.8. Consulting Agreement.   Strategic Alliance Group, Inc. (the “Consultant”) and the Company shall have entered into a Consulting Agreement in the form attached as Exhibit E.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS

The obligations of the Shareholders hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Shareholders in their sole discretion):

8.1. Representations and Warranties.   The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

8.2. Performance.   Purchaser shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing or will hinder or impede the consummation of the transactions contemplated by this Agreement.

8.3. Deliveries.   Purchaser shall have delivered, or shall have caused to be delivered, to the Shareholders, all in form and substance reasonably satisfactory to the Shareholders, the following:

(a) a wire transfer of immediately available funds in respect of the Cash Portion;

(b) duly executed Notes;

(c) Pledge Agreement duly executed by Purchaser,

(d) certified copies of minutes or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement, the Notes, the Pledge Agreement and all other documents as contemplated by this Agreement and the consummation of the transactions contemplated under this Agreement;

(e) Employment Agreement duly executed by Purchaser;

(f) Consulting Agreement duly executed by Purchaser; and

(g) such other documents required to be delivered by Purchaser or as the Shareholders or their counsel may reasonably request to carry out the purposes of this Agreement.

8.4. Orders and Laws.   There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

8.5. Regulatory Consents and Approvals.   All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the Shareholders and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

8.6. Third Party Consents.   The consents (or in lieu thereof waivers) listed in Section 4.3 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

8.7. Release of Schaller.   Schaller shall have been released from his personal guaranties of the Company’s loans with Vectra Bank.

ARTICLE IX
POST CLOSING COVENANTS

9.1. Tax Matters and Regulatory Filings.

(a) Purchaser, the Company and the Shareholders shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any Governmental or Regulatory Authorities, any judicial or administrative proceedings relating to liabilities for Company Taxes, or any filings required by Governmental or Regulatory Authorities. Such assistance shall include: (i) making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder; (ii) providing copies of relevant Tax Returns and supporting material; and (iii) providing reasonable cooperation to the others in making all filings with and giving all notices to Governmental or Regulatory Authorities. Purchaser, the Company and the Shareholders will retain all Tax Returns, schedules and work papers and all material records and other documents relating to Company Tax matters for one hundred eighty (180) days after the expiration of any applicable statute of limitations including any extensions thereof.

(b) From the date of this Agreement through and after the Closing Date, Schaller shall prepare, or cause to be prepared, and file, or cause to be filed, in a timely manner all Tax Returns relating to the Company for any taxable period ending on or before the Closing Date, and Purchaser shall do the same for any taxable period ending after the Closing Date.

(c) Any refunds received by Purchaser or the Company of Company Taxes (and any equivalent benefit obtained through a reduction in tax liability for taxable period or portions thereof ending after the Closing Date) relating to taxable periods or portions thereof ending on or before the Closing Date shall be retained by and shall be the property of the Company.

(d) Any Tax liability incurred by Purchaser or the Company relating to the taxable period or portions thereof ending on or prior to the Closing Date shall be the responsibility of the Company without reimbursement from or claim against the Shareholders.

(e) If it is determined that any of the Benefit Plans were not fully funded prior to the Closing Date for obligations that apply to the periods prior to the Closing Date, then, notwithstanding that the representations and warranties of Schaller in Section 2.18 of this Agreement are limited to his Knowledge, Schaller will indemnify the Company for the amount of the deficiency in funding. Any damages that Purchaser may incur by reason of any breach of any representation or warranty in Section 2.18 of this Agreement shall be subject to the terms of Sections 9.2 - 9.6 of this Agreement. The amount to be paid by Schaller under this paragraph is limited to any unpaid funding or claim that by law was required to be paid prior to the Closing Date and for which there was no provision for the payment of such obligation on the Company's books. Schaller's indemnification under this paragraph does not extend to any accrued funding obligations (i) owing as of the Closing Date unless such payment was required to be paid prior to the Closing Date (it being understood that unpaid benefits that are for a period that straddles the Closing Date that the Company has customarily deferred payment until on or about the due date are outside of Schaller's obligation hereunder), or (ii) for which provision for such payment has otherwise been made by the Company on its books.

9.2. Indemnification by Schaller.   Schaller agrees to indemnify and hold Purchaser and its officers, directors, shareholders, employees, agents and attorneys harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by Purchaser based upon, arising out of, or by reason of the breach or inaccuracy of any representation, warranty, covenant or agreement of Schaller contained in this Agreement or in any Ancillary Document.

9.3. Indemnification by Purchaser.   Purchaser agrees to indemnify and hold the Shareholders and the Company and their officers, directors, shareholders, employees, agents and attorneys (the “Seller Indemnified Persons”) harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of the Seller Indemnified Persons based upon, arising out of, or by reason of the breach or inaccuracy of any representation, warranty, covenant or agreement of any of Purchaser contained in this Agreement, in any Ancillary Document, or any other document executed by Purchaser for the benefit of the Company or any of the Shareholders in connection with this Agreement or the transactions contemplated hereunder.

9.4. Limitations on Indemnity.

(a) Indemnification Period.  The indemnities and all representations and warranties contained herein shall expire on the one (1) year anniversary of the Closing Date; provided, however, that if at the stated expiration date of any indemnity right there shall then be a pending claim duly made in accordance with this Agreement, the party asserting such claim shall continue to have the right to such indemnification rights with respect to such claim notwithstanding such expiration. Notwithstanding the foregoing, (i) Purchaser shall be entitled to assert any right of indemnification hereunder against Schaller for any Purchaser Excluded Claim within three (3) years following the Closing Date; (ii) Purchaser shall be entitled to assert any right of indemnification hereunder against a Minority Shareholders for any fraud or intentional misrepresentation by such Minority Shareholder within three (3) years following the Closing Date; and (iii) the Shareholders shall be entitled to assert any right of indemnification hereunder against Purchaser for any Shareholder Excluded Claim within three (3) years following the Closing Date. For purposes of this Agreement, (y) the term “Purchaser Excluded Claims” shall mean claims based upon fraud by Schaller and claims based upon a breach of Sections 2.1, 2.2, 2.3, and 2.12 and (z) the term “Shareholder Excluded Claim” shall mean claims based upon fraud by Purchaser.

(b) Deductible.  No Person shall seek indemnification for monetary damages pursuant to Section 9.2 or 9.3 unless and until such Person has suffered aggregate indemnifiable losses or damages individually or in the aggregate in excess of Twenty Thousand Dollars ($20,000.00), and such Person shall only have the right to be indemnified for damages in excess of such amount. For purposes of the foregoing, all of the indemnifiable losses or damages of the Seller Indemnified Persons shall be aggregated as if they were incurred by the same Person.

(c) Cap on Liability.  After the Closing, the maximum aggregate amount that any indemnified party and its respective officers, directors, agents and affiliates, successors and assigns (“Indemnified Persons”) collectively shall be entitled to be indemnified for is the principal amount of the Note, and no Indemnified Person shall be entitled to any additional amounts; provided, however, there shall be no limitation on the amount (individually or in the aggregate) of liability for any claim resulting from fraud or an intentional misrepresentation.

9.5. Indemnification Notification.   Upon obtaining Knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the Person requesting indemnification (“Indemnitee”) shall give prompt written notice of such claim or demand to the Person from whom indemnification is requested (the “Indemnitor”) (“Notice of Claim”). Indemnitee shall furnish to Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

9.6. Indemnification Procedure.   If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 9.5 hereof is a claim or demand asserted by a third party, the Indemnitor shall have thirty (30) days after the date of the Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. The Indemnitor shall be entitled to assume the defense of any such claim by giving Indemnitee written notice of such assumption within twenty (20) days of its receipt of Indemnitee’s notice of such claim and by appointing reputable counsel reasonably acceptable to Indemnitee to be the lead counsel in connection with such defense. If, subject to the foregoing, the Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and his agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnitor in the defense of, such third party claim or demand, and so long as the Indemnitor defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If the Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee’s own expense. If the Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnitor’s expense, to defend such third party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnitor under the agreements of indemnification set forth in this Article IX.

ARTICLE X
SHAREHOLDERS’ REPRESENTATIVE

10.1. Appointment.   By the execution and delivery of this Agreement, each Minority Shareholder hereby irrevocably constitutes and appoints Schaller as Shareholders’ Representative and the initial true and lawful agent and attorney-in-fact of the Minority Shareholders with full authority and power of substitution to act in the name, place and stead of such Shareholders with respect to the consummation of the transactions contemplated hereunder. This appointment is coupled with an interest.

10.2. Reliance.   Purchaser, and any other Person, may conclusively and absolutely rely, without inquiry, upon any consent, approval or action of the Shareholders’ Representative as the consent, approval or action, as the case may be, of each Shareholder individually and all Shareholders as a group in all matters referred to in this Agreement, and each Shareholder confirms all that the Shareholders’ Representative shall do or cause to be done by virtue of his or her appointment as the Shareholders’ Representative.

10.3. Irrevocable.   Each Shareholder covenants and agrees that he or she will not voluntarily revoke the power of attorney conferred in this Article. If any Minority Shareholder dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Shareholder being a “Former Shareholder”) and, as a result, the power of attorney conferred by this Article is revoked by operation of law, it shall not be a breach by such Former Shareholder under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Shareholder (each a “Successor Shareholder”) confirm the appointment of the Shareholders’ Representative as agent and attorneys-in-fact for such Successor Shareholder. If Schaller dies or becomes incapacitated, disabled or incompetent and as a result is unable to act as Shareholders’ Representative, the Minority Shareholders may, but are not obligated to, appoint a successor Shareholders’ Representative.

10.4. Indemnification.   Each of the Shareholders hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Shareholders’ Representative under this Agreement and hereby agrees to indemnify and hold harmless the Shareholders’ Representative from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any claim, action, dispute or proceeding between any such person or persons and the Shareholders (or any of them) or between any such person or persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions.

ARTICLE XI
TERMINATION

11.1. Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing, by mutual written agreement of the Shareholders, the Company and Purchaser;

(b) at any time before the Closing, by the Shareholders or Purchaser in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon written notification of the terminating party;

(c) at any time before the Closing, by the Shareholders upon written notification to Purchaser by the Shareholders, if Purchaser is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) calendar days after notice from Schaller (and Schaller is not in material breach of any representation, warranty, covenant or agreement under this Agreement);

(d) at any time before the Closing, by Purchaser upon written notification to the Shareholders by Purchaser, if any Shareholder is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) calendar days after notice from Purchaser (and Purchaser is not in material breach of any representation, warranty, covenant or agreement under this Agreement); or

(e) at any time after January 31, 2008, by Schaller if the Closing has not occurred by that date (and Schaller is not in breach of any representation, warranty, covenant or agreement under this Agreement).

11.2. Effect of Termination.   If this Agreement is validly terminated pursuant to Section 11.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Shareholders, the Company or Purchaser (or any of their respective Representatives or Affiliates), except the obligations in Sections 5.4, 6.3, 6.4 and 13.3 shall survive termination of this Agreement.

ARTICLE XII
DEFINITIONS

12.1. Definitions.

(a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

Affiliate: means any Person that directly or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty percent (50%) of the voting securities of a second Person shall be deemed to control that second Person.

Agreement: means this Stock Purchase Agreement and the Exhibits and the Disclosure Schedule hereto as the same shall be amended from time to time.

Ancillary Documents: has the meaning ascribed to it in Section 2.1(b).

Background Materials: has the meaning ascribed to it in Section 6.5.

Balance Sheet: shall mean the balance sheet of the Company as of June 30, 2007, included in the Financial Statements.

Balance Sheet Date: shall mean June 30, 2007.

Benefit Plan: has the meaning ascribed to it in Section 2.18.

Cash Portion: has the meaning ascribed to it in Section 1.3.

Closing: means the closing of the transactions contemplated by Section 1.5.

Closing Date: means (a) January 31, 2008, or (b) such other date as Purchaser, the Company and Schaller mutually agree upon in writing.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Company: has the meaning ascribed to it in the preamble.

Company Business: shall mean the Company’s business of providing market research services, including: (a) research field services, (b) circulation - subscription renewal and acquisitions, (c) sales lead qualification program and specialized services, (d) relational database creation and list consolidation, and (e) print-to-electronic file conversion.

Company Taxes: has the meaning ascribed to it in Section 2.11.

Confidential Information: shall mean any confidential or proprietary information of a party that is furnished to the other party in connection with the negotiation of this Agreement and the consummation of the transaction contemplated hereby, including without limitation, information relating to a party’s business activities, research, development, plans, productions, facilities, financial condition, products, services, equipment, marketing, processes, methodologies, software, technical knowledge, intellectual property, data, employees, customers, prospects and/or other information that has been identified as, or by its nature may be reasonably determined to be, confidential; provided, however, that Confidential Information shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the receiving party or its representatives, (C) which the receiving party knew or had access to prior to disclosure as reasonably demonstrated by such party, (D) which a party lawfully and rightfully obtains from a third party as reasonably demonstrated by such party, or (E) which a receiving party is required to disclose by Law, Order, rule, regulation or Governmental or Regulatory Authority.

Consultant: has the meaning ascribed to it in Section 7.8.

Consulting Agreement: means the form of Consulting Agreement attached as Exhibit E hereto between the Consultant and Purchaser.

Contract: means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

Disclosure Schedule: means the record attached hereto and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

Employment Agreement: means the form of Employment Agreement attached as Exhibit D hereto between Schaller and Purchaser.

ERISA: shall mean the Employee Retirement Income Security Act of 1974, as amended.

Financial Statements: shall mean those certain audited financial statements of the Company for its last two (2) fiscal years and any stub year, in a form reasonably satisfactory to Purchaser attached hereto as Exhibit C.

GAAP: means United States generally accepted accounting principles in effect as of the date of this Agreement, applied on a consistent basis.

Governmental or Regulatory Authority: means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign government, state, county, city or other political subdivision.

Indemnification Cap: has the meaning ascribed to it in Section 9.4(c).

Indemnitee: has the meaning ascribed to it in Section 9.5.

Indemnitor: has the meaning ascribed to it in Section 9.5.

Key Employees: means each of Frank H. Schaller, Paul K. Cowhig III, Matthew A. Lambert, and Robert E. Hall.

Knowledge: means the actual knowledge of the identified natural person or, in the case of a corporation, the officers of that corporation, without any duty to investigate.

Laws: means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of Law of the United States or any foreign government, state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

Liens: means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance.

Material Contracts: has the meaning ascribed to it in Section 2.9(a).

Minority Shareholders: means all of the Shareholders other than Schaller.

Notes: has the meaning ascribed to it in Section 1.3.

Notice of Claim: has the meaning ascribed to it in Section 9.5.

Order: means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

Ownership Interest: means with respect to a Shareholder, the percentage of all of the issued and outstanding Shares owned by the Shareholder.

Person: means any natural person, company, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

Pledge Agreement: has the meaning ascribed to it in Section 1.4.

Purchase Price: has the meaning ascribed to it in Section 1.2.

Purchaser: has the meaning ascribed to it in the preamble.

Purchaser Excluded Claims: has the meaning ascribed to it in Section 9.4(a).

Purchaser Indemnified Persons: has the meaning ascribed to it in Section 9.4(c).

Purchaser SEC Reports: has the meaning ascribed to it in Section 4.5.

Representatives: means a Person’s officers, directors, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person.

Shareholders Excluded Claims: has the meaning ascribed to it in Section 9.4(a).

SEC: has the meaning ascribed to it in Section 4.5.

Seller Indemnified Persons: has the meaning ascribed to it in Section 9.3.

Shareholders: has the meaning ascribed to it in the preamble.

Shareholders’ Representative: means Frank H. Schaller.

Shares: has the meaning ascribed to it in the Recitals.

Tax Return:  means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Company Tax (whether or not a payment is required to be made with respect to such filing).

(b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of the Company. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

ARTICLE XIII
MISCELLANEOUS

13.1. Notices.   All notices required or permitted by this Agreement shall be in writing and shall be given by personal delivery or sent to the address of the party set forth below by certified mail, postage prepaid, return receipt requested, or by reputable overnight courier, prepaid, receipt acknowledged. Notices shall be deemed received on the earlier of the date of actual receipt or, in the case of notice by mail or overnight courier, the date of receipt marked on the acknowledgment of receipt. Rejection or refusal to accept or the inability to deliver because of change of address of which no notice was given shall be deemed to be received as of the date such notice was deposited in the mail or delivered to the courier.

If to Purchaser:	Cable & Co Worldwide, Inc.
10 Wright Street, Suite 220
Westport, Connecticut 06880
Attn: Martin C. Licht, Esq.

with a copy to:	Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, Connecticut 06904
Attn: Eric J. Dale, Esq. and Richard A. Krantz, Esq.

If to Schaller or
any Minority Shareholder to:	c/o Frank H. Schaller
3880 Narcissus Way
Denver, CO 80237

with a copy to:	Rothgerber Johnson & Lyons LLP
1200 Seventeenth Street, Suite 3000
Denver, Colorado 80202
Attn: Gary P. LaPlante

Any party may change its address to which notices should be sent to it by giving the other parties written notice of the new address in the manner set forth in this paragraph. A party may give any notice, instruction or communication in connection with this Agreement using any other means (including facsimile, e-mail or first class mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent and such party acknowledges such receipt.

13.2. Entire Agreement.   This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof.

13.3. Expenses.   Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

13.4. Public Announcements.   The parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby and, in any event, shall not issue any press releases, make any public announcement or statement without the consent of the other parties, except for filings, or registrations which may be required by Law.

13.5. Further Assurances; Post-Closing Cooperation.   At all times before and after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated in this Agreement or to otherwise carry out the purpose of this Agreement.

13.6. Waiver.   Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.7. Amendment.   This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.8. No Third Party Beneficiary.   The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and the Company, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

13.9. No Assignment; Binding Effect.   Neither this Agreement nor any right, interest or obligation hereunder may be assigned without the prior written consent of the other parties to this Agreement and any attempt to do so will be void; provided, however, that the parties to this Agreement hereby consent to the assignment by Purchaser of its rights and interests under this Agreement to a wholly-owned subsidiary of Purchaser if (a) the assignee assumes in writing all of the obligations of Purchaser under this Agreement, (b) Purchaser continues to be bound by all of its obligations hereunder and co-signs the Notes, (c) Purchaser gives Schaller prompt written notice of the assignment, and (d) both Purchaser and the assignee shall be jointly and severally liable for all obligations under this Agreement and all Ancillary Documents. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

13.10. Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

13.11. Invalid Provisions.   If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.12. Governing Law.   This Agreement and any controversy or claim arising out of or relating to this Agreement shall be governed by the Laws of the State of Colorado without giving effect to the principles of conflicts of Laws. Each party to this Agreement, on behalf of itself and its successors in interest and assigns, hereby submits to the exclusive jurisdiction of the federal and state courts located in the County of Boulder, State of Colorado, in connection with any dispute related to this Agreement or any of the matters contemplated hereby. Each of the parties hereto irrevocably waives any objection (including, without limitation, any objection to the laying of venue in any such court or based on the grounds of forum non conveniens or any similar ground) which it may now or hereafter have to the bringing of any such action or proceeding in any such court. Notwithstanding the foregoing, upon payment in full of the Notes by Purchaser, any controversy or claim arising out of or relating to this Agreement shall be governed by the Laws of the State of Connecticut without giving effect to the principles of conflicts of Laws and each party to this Agreement, on behalf of itself and its successors in interest and assigns, hereby submits to the exclusive jurisdiction of the federal and state courts located in the County of Fairfield, State of Connecticut, in connection with any dispute related to this Agreement or any of the matters contemplated hereby at such time.

13.13. Counterparts and Execution.   This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties hereto may execute this Agreement on a date different from the effective date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

SHAREHOLDERS:

Frank H. Schaller

Robert E. Hall

Paul K. Cowhig III

Matthew A. Lambert

Sherrie L. Smith

PURCHASER:

CABLE & CO WORLDWIDE, INC.

By:
Name:
Title:

S-1

EXHIBIT A
FORM OF NOTE

A - 1

EXHIBIT B
FORM OF PLEDGE AGREEMENT

B - 1

EXHIBIT C
FINANCIAL STATEMENTS

C - 1

EXHIBIT D
FORM OF EMPLOYMENT AGREEMENT

D - 1

EXHIBIT E
FORM OF CONSULTING AGREEMENT

E - 1

EXHIBIT F
FORM OF OPINION